EXHIBIT 99
FirstEnergy Corp.                           FOR RELEASE:  March 18, 2002
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:
Ralph DiNicola - 330-384-5939

Investor Contact:
Kurt Turosky - 330-384-5500


                    TERMS OF AQUILA'S ACQUISITION OF MIDLANDS
                     ELECTRICITY FROM FIRSTENERGY FINALIZED

         AKRON, OH - FirstEnergy Corp. (NYSE: FE) announced today that, on March 15, 2002, it finalized terms of a previously announced agreement through which Kansas City, Missouri-based Aquila, Inc. (NYSE: ILA) (formerly UtiliCorp United) will acquire a 79.9 percent economic interest in FirstEnergy's wholly owned Avon Energy Partners Holdings subsidiary, the holding company for Midlands Electricity plc, for a purchase price of $264 million. In addition, as a result of this transaction, Avon's debt of approximately $1.7 billion, which is non-recourse to FirstEnergy, would no longer be included on FirstEnergy's consolidated balance sheet. The transaction is subject to the receipt of all applicable regulatory approvals.

         Aquila and FirstEnergy together will own all of the outstanding shares of Avon Energy Partners Holdings through a jointly owned subsidiary, with each company having a 50-percent voting interest. Midlands Electricity's assets include its 38,000-mile electric distribution network, an investment in the 1,875-megawatt Teesside Power generating plant in the United Kingdom, and investments in other energy businesses.

         "This proposed transaction is consistent with our strategy of focusing on the northeast quadrant of the United States, where we see our best opportunities for growth," said FirstEnergy Vice Chairman and Chief Executive Officer H. Peter Burg. "At the same time, it strengthens our financial position through a substantial reduction in debt."
(more)

         Supplemental information on the agreement is included in a March 18, 2002, letter to the investment community that is posted on the Investor Relations home page at FirstEnergy's Internet site www.firstenergycorp.com/ir.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its various subsidiaries produce more than $12 billion in annual revenues and sell 124 billion kilowatt-hours of electricity. Other FirstEnergy affiliates are involved in the exploration and production of oil and natural gas, marketing of natural gas, and energy-related services.

         FirstEnergy's electric utility operating companies - Ohio Edison, The Cleveland Electric Illuminating Company and Toledo Edison in Ohio; Metropolitan Edison, Pennsylvania Electric and Pennsylvania Power in Pennsylvania; and Jersey Central Power & Light in New Jersey - comprise the nation's fourth largest investor-owned electric system, based on serving 4.3 million customers within a 36,100-square-mile area that stretches from the Ohio-Indiana border to the New Jersey shore.

         Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

                                    (031802)